EXHIBIT 99.1
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For Immediate Release                        For additional information contact:
                                        J.W. Roth, AspenBio, Inc. (303) 794-2000

            AspenBio, Inc. Announces Agreements with Key Shareholders
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Castle Rock, CO, June 24, 2003/PR News - AspenBio,  Inc. (OTCBB: APNB) announced today that it has concluded agreements with four of its key shareholders and employees that are designed to enhance the Company's efforts to obtain additional financing.

The four shareholders and employees, which includes Roger Hurst, the Company's President and principal shareholder, have entered into lock-up arrangements with the Company in which they have agreed not to sell or otherwise transfer approximately 90% of their Company shareholdings through September 30, 2004.
Each of these agreements includes provisions for partial release of shares if certain price gateways are reached, with a minimum requirement of the Company's stock trading at a price of at least $4.00 per share for 20 consecutive trading days. One of the employees has also granted the Company an option to purchase up to 500,000 shares of the Company's common stock held by her at $.20 per share through September 30, 2003.

Mr. Hurst also agreed to consolidate the Company's notes payable to him in the aggregate principal amount of $956,760 into one new note with the interest rate reduced to 6% per annum and the maturity date extended to June 2008. An advance principal payment of $150,000 will be made to him if the Company raises $3 million from an equity offering in 2003.

Mr. Hurst has also agreed that 2,250,000 of the 4,246,757 shares of the Company's common stock owned by him will be voted at shareholder meetings in the same proportion as the other shares of the Company's common stock are voted. This voting arrangement and the transfer restrictions as to these 2,250,000 shares will continue for a maximum period of 15 years. The agreement will be earlier terminated under certain conditions, including if the Company does not raise a minimum of $1 million from an equity offering by September 30, 2003.

"We believe these agreements demonstrate the commitment of the key personnel and major shareholders of AspenBio to the Company's future growth and our faith in the prospects for development of our new technologies," explains Roger Hurst, President of AspenBio.

This news release includes "forward looking statements" of AspenBio, Inc. ("APNB") as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including development of new products, obtaining additional funding, adverse changes in market conditions, fluctuations in sales volumes, and problems in collecting receivables. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB's recent filings with the SEC.